As filed with the Securities and Exchange Commission on October 17, 2013
Registration No. 333-164703

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________________________________________________

POST-EFFECTIVE AMENDMENT NO. 13 TO
FORM S-11
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933
______________________________________________________
KBS Real Estate Investment Trust III, Inc.
(Exact name of registrant as specified in its charter)
______________________________________________________

Maryland	6798	27-1627696
(State or other jurisdiction of incorporation or organization)	(Primary standard industrial classification code number)	(I.R.S. employer identification number)
______________________________________________________

620 Newport Center Drive, Suite 1300
Newport Beach, California 92660
(949) 417-6500
(Address, including zip code, and telephone number, including area code, of the registrant’s principal executive offices)
______________________________________________________

Charles J. Schreiber, Jr.
Chief Executive Officer
KBS Real Estate Investment Trust III, Inc.
620 Newport Center Drive, Suite 1300
Newport Beach, California 92660
(949) 417-6500
(Name, address, including zip code, and telephone number, including area code, of agent for service)
______________________________________________________

Copies to:
Robert H. Bergdolt, Esq.
Carrie J. Hartley, Esq.
DLA Piper LLP (US)
4141 Parklake Avenue, Suite 300
Raleigh, North Carolina 27612-2350
(919) 786-2000
______________________________________________________

Approximate date of commencement of proposed sale to public: This post-effective amendment is being filed pursuant to Rule 462(d) under the Securities Act and will be effective upon filing.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. ☒
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐
If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☒ Registration No. 333-164703
If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐
Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check One):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
(Do not check if smaller reporting company)
______________________________________________________

Explanatory Note
This Post-Effective Amendment No. 13 to the Registration Statement on Form S-11 (No. 333-164703) is filed pursuant to Rule 462(d) solely to add certain exhibits not previously filed with respect to such Registration Statement.

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 36. Financial Statements and Exhibits
(b)    Exhibits. The following exhibit is filed as part of this registration statement:

Ex.	Description
23.3	Consent of Ernst & Young LLP

II-1

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this post-effective amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newport Beach, State of California, on October 17, 2013.

KBS REAL ESTATE INVESTMENT TRUST III, INC.

By:	/s/ Charles J. Schreiber, Jr.
Charles J. Schreiber, Jr.
Chairman of the Board, Chief Executive Officer and Director
(principal executive officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

	Name	Title	Date

	/s/ Charles J. Schreiber, Jr.	Chairman of the Board, Chief Executive Officer and Director	October 17, 2013
	Charles J. Schreiber, Jr.	(principal executive officer)
	*	Chief Financial Officer	October 17, 2013
	David E. Snyder	(principal financial officer)
	*	Executive Vice President, Treasurer, Secretary and Director	October 17, 2013
Peter McMillan III
	*	Chief Accounting Officer	October 17, 2013
	Stacie K. Yamane	(principal accounting officer)
	*	Director	October 17, 2013
Hank Adler
	*	Director	October 17, 2013
Barbara R. Cambon
	*	Director	October 17, 2013
Stuart A. Gabriel, Ph.D.

*By:	/s/ Charles J. Schreiber, Jr.		October 17, 2013
Charles J. Schreiber, Jr. Attorney-In-Fact